Exhibit 15.1

Deloitte LLP 5140 Yonge Street Suite 1700 Toronto, ON M2N 6L7 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-178190 and 333-172796 on Form F-3 of our report dated February 18, 2014, relating to the consolidated financial statements and financial statement schedules of Intellipharmaceutics International Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Form 20-F for the year ended November 30, 2013, and to the reference to us under the heading "Experts" in the Registration Statements noted above.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
February 18, 2014
Toronto, Canada